Exhibit 99.2

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

HMS HOLDINGS CORP.

Moderator: Bob Holster
November 2, 2007
9:00 am CT

Operator:

Good morning. My name is (Theresa) and I will be your conference operator today. At this time I would like to welcome everyone to the HMS Holdings Corp. Third Quarter 2007 Investor Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Holster, you may begin your conference.

Bob Holster:

Thank you. Good morning everyone. It’s a pleasure to have you join our Third Quarter 2007 Investor Conference Call. I’m Bob Holster, Chairman and CEO of HMS Holdings. I’ll be hosting the call this morning along with Bill Lucia, our President and COO and Walter Hosp, CFO.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

A slide presentation designed to complement the conference call may be found on our Web site at hmsholdings.com. Please see the quarterly results page under Investors and click on the link to join the Web cast.

We’ll be making statements in the course of this call. So please refer to the list of qualifiers included in yesterday evening’s press release and the Safe Harbor statement on Slide 1 of the presentation.

This morning Walter will review with you HMS’s Third Quarter 2007 financial results. I’ll talk a little bit about revenue growth. Bill Lucia will update you on our new business developments and then discuss our Program Integrity initiatives and I’ll close by going over our updated Guidance for 2007 and 2008 before we take questions. Walter.

Walter Hosp:

Thank you Bob, and good morning everyone. HMS Holdings posted another strong quarter of financial results in Q3 ‘07. Revenue resulted in a quarterly record of $37.7 million, an increase of $16.6 million or 79% from the $21.1 million reported for the same quarter of the prior year.

Total operating expenses for the quarter were $30 million, an increase of $9.4 million or 46% compared to the $20.6 million in the same quarter last year. The 2006 third quarter includes only one month of results from the BSPA acquisition versus a full quarter of BSPA results in the third quarter of 2007. This accounts for a substantial portion of the increase in operating expenses year over year.

Compensation expense of $14.4 million increased $5.4 million or 60% from the same quarter of the prior year. We ended this quarter with an average headcount of 665 employees, a 48% increase over the average 450 employees

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

at the end of the prior year quarter. This headcount average includes one month of BSPA headcount in the third quarter of 2006.

Data processing expense of $2.6 million increased $0.8 million or 47% for the prior year quarter. This increase was primarily due to $0.5 million of additional software and licensing fee costs resulting from increasing capacity in our mainframe platform and $200,000 from higher hardware expense.

Occupancy costs of $2.2 million increased $0.6 million or 35% from the prior year. Seventy five percent of this increase was due to additional rent from new locations and associated expenses resulting from the BSPA acquisition.

Direct project costs of $5.5 million increased $2.2 million or 69% from the same quarter of the prior year. As a percentage of revenue direct costs were 14.5% compared to 15.5% in the prior year.

Other operating costs of $4.1 million were almost double or $2 million higher than the same period of the prior year. Over half of this increase resulted from additional non-payroll temporary help expenses. The remaining increases came from professional and consulting expenses, travel, office supplies, and local municipal charges.

Amortization of intangibles was $1.2 million for the quarter, a decrease of $1.7 million from the same quarter last year. This decrease resulted from completing the amortization of a portion of the intangibles from the BSPA acquisition by the end of 2006. Ongoing, intangible amortization will continue at a rate of approximately $4.6 million per year.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

Interest expense was $0.5 million for the quarter due mainly to the acquisition-related indebtedness. This expense was partially offset by $0.2 million of interest income generated over the quarter.

With regard to income taxes the Company provided $3.2 million of tax expense for the quarter, an effective rate of 43.6%. Our effective tax rate increased from a full year 2006 effective tax rate of 42.3% primarily due to a new mix of state allocations and an overall increase in the statutory rates. We are examining ways to decrease our effective rate however we do not expect any decrease in 2007.

We now turn to our balance sheet and look at our general financial condition at September 30, 2007. Our cash and cash equivalents were $6.7 million after having made a payment of $15 million at the end of September to PCG for the contingent cash consideration related to the BSPA acquisition.

We had a $25.2 million of debt outstanding from a $40 million term loan originally borrowed to fund the BSPA acquisition. The term loan requires us to make payments of $1.575 million each quarter. There have been no borrowings under our $25 million revolving credit facility.

For the balance of 2007 we anticipate that existing cash balances and funds generated by operations will be sufficient for all our cash needs. The number of days sales outstanding, DSO, at September 30, 2007 increased to 94 days compared to 83 days at June 30, 2007, a substantial revenue increase and payment processing delays at several state clients contributed to this increases.

Looking at the statement of cash flows for the nine month period ended September 30, 2007 cash provided by operations increased to $13.8 million compared to $7.8 million in the same period of the prior year. The $13.8

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

million cash from operations was comprised of net income of $10.9 million, non-cash charges including depreciation and amortization expense of $7.7 million, non-cash share-based compensation expense of $1.4 million and a change in deferred taxes of $2.9 million offset by an increase in accounts receivable of $8.6 million and other uses of cash of $0.5 million.

During this period cash used in investing activities was $22.2 million of which $15 million was the payment of the PCG payable we recorded in the second quarter of 2007 related to the BSPA acquisition and paid at the end of September — $7.2 million was for purchases of property, equipment, and software development.

Cash provided from financing activities of $2.6 million consisted of the principal payments of our term loan of $6.3 million offset by $3.8 million received from stock option exercises and $5.1 million for the tax benefit of disqualifying dispositions.

As summarized in the press release and the conference call slide EBITDA was $10.3 million in the current quarter compared to $4.5 million for the same quarter of the prior year. Adjusted EBITDA was $10.7 million for the quarter, an increase of $5.8 million over the same period of the prior year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for share-based compensation expense. We have provided a reconciliation of EBITDA and adjusted EBITDA to net income in the press release and the conference call slide. Please refer to them for a more detailed explanation of these measures.

And that concludes our review of the financial results and the financial position of the Company.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

Bob Holster:

Thank you Walter. Obviously HMS revenue is growing but we understand that investors are trying to discern how much of that growth comes from simply putting HMS and BSPA together and how much is genuine organic growth. The next slide is designed to help answer that question.

Beginning with this quarter we can be quite precise about revenue growth. The slide adds to our reported revenues for Q3 2006 the actual BSPA revenues for July and August 2006, the two months prior to the acquisition.

As you can see, comparing our actual $37.7 million in Q3 ’07 to the pro forma Q3 ’06 reveals that we grew Q3 to Q3 at a 21% rate. All of our business lines contributed to this growth. Managed care revenue by the way, grew to $3.8 million in Q3 ’07 from $3.3 million in Q2 ’07. Implicit in the revised Guidance that we’re going to be talking about in just a few minutes is a 19% organic growth assumption for Q4.

Next, Bill Lucia is going to review the new business that we’ve acquired during the past quarter and describe how our Program Integrity strategy relates to our existing business.

Bill Lucia:

Thank you Bob. Good morning everyone. We continue to expand our managed care market share by the addition of Centene Corporation. With the addition of Centene we now serve all of the large national players in this market.

We also added three smaller Medicaid MCOs leveraging our new technology-based solution, COBMatch. This Web-enabled service was specifically developed to provide cost avoidance services to plans that don’t require HMS’s larger more comprehensive suite of services. Our MCO-sold client

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

base now represents about 9 million lives compared to 5.5 million at the end of this quarter 2006.

In the government market space we won a competitive procurement to provide DRG review services to the Commonwealth of Virginia. Diagnosis Related Group, DRG, is a system to classify hospital cases into one of approximately 500 groups expected to have similar hospital resource use developed for Medicare as part of the perspective payment system.

DRGs are assigned by a Grouper program based on ITV diagnosis procedures, age, sex and the presence of complications or co-morbidities. The essence is that patients within each category are similar clinically and are expected to use the same level of hospital resources. This multi-year contract leverages HMS’s knowledge of Virginia’s Medicaid program and Permidion’s clinical review services.

I’d like to talk about our Program Integrity initiative. Program Integrity provides an opportunity for HMS to expand the cost containment services already offered to our existing clients. Programming integrity can best be described as assuring the integrity of the healthcare program focusing on identifying and preventing fraud, waste, and abuse of the program.

This service is applicable to any healthcare payer, Medicaid, Medicare, state employee benefit plans, Tricare, Managed Care programs serving government or commercial markets and large self-insured groups. The market footprint for these services is actually larger than HMS’s Coordination of Benefits or COB for short.

In our COB business we utilize a proprietary data base that’s helped insurance enrollment that is used on behalf of government agencies, primarily Medicaid.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

The data use agreements we execute with our carrier data partners dictate our use of that data.

However for all healthcare payers we are able to mine claims to identify overpayments and trends that are not COB-related. And our COB service typically only addresses acute care expenses, pharmacy, institutional and physician, as these are the healthcare expenses most frequently covered by employer-based health insurance and subject to COB.

Program Integrity however, is applicable to all healthcare services including home health, nursing home, behavioral health and dental and a broader opportunity across both our existing and new markets. The congressional focus on Program Integrity and CMSs recently created a Medicaid integrity program that’s generating market focus in this area.

The current competitive landscape for Program Integrity services is somewhat fragmented in that there are a number of small regional audit and recovery companies, clinical review vendors, code edit engine providers, software and decision support companies, but no dominant player and no vendor that offers all of these services under one umbrella.

HMS has developed a product offering branded as HMS Integrity Source, leveraging our relationship with multiple service providers in this arena. This offering is led by HMS but includes partners who provide services not currently delivered directly by our Company. We believe this alliance for Program Integrity currently offered to the state Medicaid market can be brought to other government and commercial payers.

Our acquisition of Permidion on October 4 provided us with the clinical qualifications to support detailed claim audits and retrospective utilization

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

review. Permidion is staffed with healthcare statisticians, RNs and a medical director and is focused on the accuracy of the coding and quality of the services paid for by our clients. It’s an important building block in HMS’s Program Integrity arsenal.

HMS sales staff is now being trained on Permidion’s sales - service offerings and has begun introducing these products to our clients. It’s not necessarily easy to forecast the revenue synergy expected from this acquisition because we do see Permidion serving a critical role in building our broader Program Integrity practice. I can however share some preliminary thoughts about the market opportunity.

We believe conservatively that an additional 1% to 2% of all healthcare expenditures can be saved by effectively utilizing Program Integrity services. For Medicaid alone that’s between $3 billion to $6 billion in annual savings and we hope to eventually offer this service to other government and commercial payers.

Now I’d like to turn this back to Bob Holster to talk about our revised Guidance for 2007 and new Guidance for 2008.

Bob Holster:	Thank you Bill. I’ll finish up our prepared remarks by getting back to the numbers.

At the end of the second quarter we revised Guidance upwards to $140 million in revenue and $38 million in adjusted EBITDA. Now based on our actual third quarter results and visibility into the fourth quarter we’re again revising our 2007 Guidance to $145 million in revenue and $40 million in adjusted EBITDA.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

As events have turned out it may appear in retrospect that we guided very conservatively at the beginning of 2007. That was because we had just HMS and a bundle of BSPA contracts together and simply didn’t have many historical data points to work from as a basis for accurate forecasting. As we made our way through the quarters this year and as operational consolidation has proceeded we’ve gained the confidence to adjust our projections.

For 2008 we’re projecting that we will grow revenue approximately 17% to $170 million and that we will grow adjusted EBITDA approximately 22.5% to $49 million. The revenue growth rate that we are projecting is consistent with that we have generated since 2001 both before and after the BSPA acquisition.

What we are witnessing is continued steady revenue growth at a low teens rate and our Coordination of Benefits services for Medicaid agencies. We expect Medicaid expenditures to continue to grow at least at historical rates and we continue to win scope expansions and to see higher yields from what we bill arising from better access to eligibility data and improvements in our technology and process.

All of our newer markets for Coordination of Benefits services including Medicaid managed care organizations, child support agencies and veterans’ affairs are expected to produce faster revenue growth and should average our overall growth rate up to the 17% were projecting for 2008. As excited as we are about the Program Integrity strategy that Bill Lucia just talked about we’re not counting on Program Integrity to become an important contributor to our revenue growth rate until about 2009.

I should add that we have not built into our revenue forecast any special assumptions regarding the state of the broader economy. The impact on HMS results of an economic downturn would be at worst neutral and quite possibly

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

positive if increased unemployment ultimately resulted in a higher rate of Medicare expenditure growth.

We’re still enjoying operating leverage associated with combining BSPA and HMS operations and so reflected in our Guidance is approximately a 1% improvement in full year to full year operating margins. That improvement is net of continued significant spending on product development, enhanced technology and other elements of infrastructure necessary to keep up with our growth rate.

That includes our formal presentation and we’re now open to any questions you may have.

Operator:	At this time I would like to remind everyone in order to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Charlie Strauzer.

Charles Strauzer:	Hi, good morning.

Bob Holster:	Hi Charlie.

Charles Strauzer:

Just real briefly – you all got Permidion in the fold and you said to look out for your, you know, uses of free cash flow going forward. Is that repayment going to be, you know, the primary use of that or do you think there may be some other tuck-ins out there that you might want to pursue?

Bob Holster:	We anticipate continuing to pay down our term loan at the scheduled rate. We are actively in pursuit of a number of small bolt-ons or tuck-ins you might call

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

them that would serve to round out our service offering in the Program Integrity area.

Charles Strauzer:	Got it. So - you’ve thrown a number out there about Program Integrity. Is that accurate, kind of the market opportunity that $3 billion to $6 billion of potential savings out there?

Walter Hosp:

Well I think the – to answer the question we think it’s 1% to 2% of savings across any healthcare program. So in Medicaid alone its $3 billion to $6 billion a year in savings. You know, to determine the market opportunity is really to determine what kinds of fees you can derive from that. But that’s basically the depths of the – or the breadth of the opportunity from a percentage of savings.

Charles Strauzer:	Got it. And then Bill can you just give us a quick update on the Medicare pilot program, what’s happening there, you know, talk about, you know, future, you know, national rollout, things like that.

Bill Lucia:

Well basically the pilot program on the Medicare secondary payer is actually in its wind down phase through 2008. And CMS has not – has not issued a determination whether they’ll be pursuing a Medicare secondary payer indefinitely. They have however issued an (RFP) for Medicare claim RAC which is a review of claims and that RAC has been issued to the public about a couple of weeks ago.

Charles Strauzer:	Got it. And did they put any kind of time frame around, you know, when those are due?

Bill Lucia:	I believe they’re due by the end of November and probably awards would be made by the end of the year or early 2008.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

Charles Strauzer:

Excellent, and then Walter one quick housekeeping question – when you look at the Guidance for next year can you maybe give us a little sense of the cost breakdown in terms of – are there any major changes in, you know, percentage of revenue versus last year now that Permidion is in the fold.

Walter Hosp:

No, Permidion doesn’t affect greatly our percentages in terms of the Guidance that we’re providing. As Bob mentioned you see in our 2008 Guidance there’s the full 1% year over year increase in operating margins projected and implied in that and that’s somewhat evenly distributed over the cost of services.

Charles Strauzer:	Excellent, thank you very much.

Operator:	Your next question comes from the line of Whit Mayo from Stephens.

Whit Mayo:

Good morning, just a few questions. Just to turn back to Permidion for a second, can you give us a sense of how many existing relationships with state Medicaid agencies they have right now and when you weigh that against kind of the procurement cycle over the next year, you know, do you think you can expand some of the Program Integrity services with some of you existing clients?

I mean, I know you mentioned there’s nothing – there’s no financially immediate impact from this – at least implied within your Guidance but, you know, any sense for any strategic development opportunity there? Thanks.

Bill Holster:

Hi Whit, this is Bill. Actually, Permidion’s current contract base in terms of state Medicaid agencies is primarily with the Ohio Department of Jobs and Family Services. They do have other work with state departments of insurance on quality review work though that’s not significant.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

We have been already – we have already begun selling Permidion’s DRG review services to our state. We have two states that we won the competitive procurement to do that in Colorado and Virginia. And we’re identifying states where we can add that service either in the current agreement or in an amendment to our agreement with the state. So that’s part of the ramp up that we’re looking forward to at this point.

Whit Mayo:

Okay, that’s helpful. And Walter just to turn back to DSOs for a second just to help me get my arms around that, have you seen some improvement over the recent quarters and then we saw a slight uptick again, I mean can you isolate that into any one particular payer so to speak? And, you know, how should we think about that and should we expect any improvement down in the fourth quarter?

Walter Hosp:

Yes there could be some improvement in the fourth quarter. What’s contributing some of these factors are state budget approvals. For example there’s one large state out on the West coast that had a delay in approving their budgets and so it wound up building up our payables. We’ve also – our receivables rather, sorry – we’ve also had an historical ride in the third quarter in the past and we see that and then it levels off better in the fourth quarter.

So we’re hoping to make some improvements on that. It’s very hard to estimate exactly what that might be though.

Whit Mayo:

Okay, and just to turn to managed care for a moment, you know, Bob, how many covered lives do you have under contract now and how many of those are revenue-producing lives? And secondly, with the recent news with respect to WellCare now, just any conversations or updates you can give us that you’ve had with them and, you know, how do you think about many any

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

financial impact there, I mean any bad debt you need to think about – just any thoughts there would be helpful.

Bill Lucia:

Whit, this is Bill again. Our managed care lives, we’re at about 9 million sold. And as of the end of Q3 there were about 5.7 million generating revenue which means, you know, we got our first invoice out on a client. That’s about double the amounts that were generating revenue this quarter last year and that kind of is reflected in our revenue.

In regards to WellCare, WellCare is a client. They’re in business as usual mode and we’re in business as usual mode with them. I think it’s important to note that they’re less than 1% of our revenue. We don’t see anything that indicates a disruption in our operations with them. So we don’t really have any, I think, reason to determine that this could be a bad debt or anything related to that.

Whit Mayo:

Okay, great. And just one final question then I’ll hop back in the queue. Just was curious Walter, there’s a little residual liability that’s due to PCG still. I know it’s only, you know $500,000 or so but what is that, when does it go out? I was just curious about that.

Walter Hosp:

Yeah it’s – this is ongoing business that we have with PCG. They’re a strategic partner with us in some initiatives and we’ll continue to see that. We have a separate line item there though because of the BSPA transaction. So in future quarters you may see that line go away.

Whit Mayo:	Okay, great. Well thanks guys. I really appreciate it.

Operator:	Again, if you would like to ask a question press star then the number 1 on your telephone keypad.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

Your next question comes from the line of Richard Close with Jefferies and Company.

Richard Close:

Great, thank you. Congratulations on a good quarter. Walter, I was curious if you could just, you know, give us your perspective? You’ve been with the Company now for I guess, what – four months or so, at least one full quarter now. How do you, you know, taking a step back what do you think, you know, the Company, the operations – any improvements that need to be made to, you know, sort of take HMS to the next level?

Walter Hosp:

Well I joined in July 2 and I had high expectations coming into this Company but I can tell you that any expectation I had has been met or exceeded in terms of the prospects of the Company, the fundamental business model and the strengths in it, the quality of management. So all I can say is that I view it as very very strong.

We have lots of opportunities though to improve upon. And that has to do with managing growth at the levels that we’re currently experiencing. So there’s a number of things that we look to do here in terms of improving yield and other efficiencies. We’re looking at our risk management practices. But I would say everything, you know, is as we attest to in our quarterly financials, is everything’s in great shape.

Richard Close:	Okay. Is there any, from a systems implementation that you need to do on your side, you know, to gain additional improvements, efficiencies?

Bob Holster:	We have a pretty robust infrastructure development agenda. You know, as we have grown – and we were a $50 million company a very short time ago – we

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

see stress placed on all sorts of internal accounting, human resource and operations management systems.

But we are a company that’s pretty comfortable with technology and so we’re upgrading and implementing new systems where necessary. That’s going to be an ongoing process and will consume a lot of time and energy for years to come I expect.

Richard Close:

Okay. And, you know, I guess Bill, jumping over to you with respect to the Program Integrity, who exactly would you be contracting with that? Is it, you know, the same customers? Is it the same touch point within states? Or if you could just give us sort of a view of, you know, that contracting process. Is that much different than what you’re currently doing, and…

Bill Lucia:

Yes and no. I’ll give you a little rundown on that environment. We do a fair amount of Program Integrity work today. It is typically performed under our existing third party liability contracts with state Medicaid agencies. And that’s just related to contracts either having the ability to amend them or it being in the initial scope of procurement to mine their data and look for overpayments.

There are other forms of Program Integrity services or procurements that come from different departments in Medicaid, often under the same umbrella but they’re often in the Bureau of Program Integrity or Bureau of Program Analysis. Through interagency agreements or working with those some can be acquired through our contracts and others are direct procurement. There are other agencies within a state – a state auditor’s department, the Attorney General’s office, something called the MFCU which is the Medicaid Fraud Control Unit, all could acquire services from a third party to help them in identifying, preventing or recovering fraud, waste and abuse.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

So there is a sign of a broader landscape of buyers. But there is some synergy in terms of selling directly to our client.

Richard Close:

Okay, and when I think of sort of pricing on that type of business – when you’re talking, you know, there’s a $3 billion to $6 billion sort of cost saving opportunity there. Would I, you know, to get that down to maybe your market opportunity do I sort of factor in similar state pricing assumptions to get to that number?

Bill Lucia:

No I can’t make it that easy for you Richard, unfortunately. In this market place we will experience a combination of both contingency fee pricing, though that may not be the largest or most popular source of pricing on these projects because a lot of what this service is looking for is identification and work to help prevent this from going forward.

So to give you an example we have one contract to do DRG review that is contingency fee. We have another contract that’s fixed fee. Embedded is this is not just recovering dollars but it’s often educating providers on appropriate billing and coding practices.

Richard Close:	Okay, so not being contingency in some cases then it’s I guess more transactional possibly?

Bill Lucia:	It could go anywhere from transactional on a per life or per case basis, on a fixed fee for the entire project or a cost plus.

Richard Close:	Okay. And then with respect to the database and, I mean, how different are you leveraging the existing infrastructure at your Company to get into this area?

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

Bill Lucia:

We don’t – obviously on the – we don’t leverage to COB database because that’s on health insurance enrollment. But we do leverage the claims processing, the claims database. And why we can be quick to market with the client is because we already have many years of their claims already mapped into our system and we’re able to mine them.

So we are using the same technology to do the mining and the same systems and data base.

Bob Holster:

Richard, I’d like to interject. You know, you had asked a few minutes ago about some of the challenges of building infrastructure. I’d just like to remind the folks on the call – I started my career at Pfizer. Walter Hosp comes from Ciba-Geigy and Medco. Bill Lucia has worked at a number of very large insurance carriers. David Schmid, our Vice President of Human Resources, comes from Perot Systems.

We have all come from very large environments and have see how infrastructure gets managed in these larger entities and feel pretty comfortable with our capacity to upgrade the systems and processes that support HMS as we continue on our growth trajectory hopefully for a long while to come.

Richard Close:

So essentially if I look at Program Integrity and you’re really not going to jump into that – well it’s not in the ’07 numbers necessarily – but if I’m looking even farther out, you know, this area could, you know, be as large as, you know, possibly your current business..

Bob Holster:

That’s correct. Let me just comment on the relationship of the ’08 projection to our most higher hopes for Program Integrity. We thin Program Integrity is important. We’re going to be spending a lot of money on it in 2008. We think

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

that we’re a bit ahead of the curve in the sense that the market place is not as crisply defined as say our Coordination of Benefits market place is.

So while it will begin to make a contribution in ’08 we think it will become an important growth driver in ’09 and in subsequent years.

Richard Close:

Okay, and then with respect to – and this will be my last one and I’ll turn it over – but with respect to the managed care business, you know, you talked about, you know growing 100% year over year from ’06 in ’07. Do you still, you know, believe that is the case or, you know, are you off that a little bit or ahead of that sort of goal?

Bill Lucia:	Well we’re – this is Bill – we’re pretty confident that we’ll do a double this year, meaning will grow that 100% and we’re looking forward to strong growth next year.

Richard Close:

Okay, and I – I’m sorry – I do have on additional question. I guess on the Medicare – or the RAC contract or RFP that you talked about you didn’t definitively say that you were going to bid on that. Is that the Company’s intention?

Bob Holster:	That is the Company’s intention.

Richard Close:	Okay, great. Thank you very much and congratulations on a great year so far.

Bob Holster:	Thank you.

Operator:	There are no further questions at this time. I will turn the call over to Mr. Holster for closing remarks.

HMS HOLDINGS CORP.
Moderator: Bob Holster
11-2-07/9:00 am CT
Confirmation # 20688907

Bob Holster:	I’d like to thank you all for attending and we look forward to our next quarterly call and seeing a few of you at the conferences we’ll be attending between now and then. Thank you.

END